Exhibit 99.1
EXECUTION VERSION

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, made and entered into as of November 19, 2009 (the “Agreement”), by and between Martin W. Mitchell and Virginia S. Mitchell, husband and wife residents of Provo, Utah (collectively referred to as the “Seller”), and Oxbridge Bank & Trust SCC, a Barbados segregated cell company (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller owns an aggregate of 3,258,940 issued and outstanding shares of common stock, no par value per share (the “Common Stock”), of Richmont Mines Inc. (the “Company”),

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase, all upon the terms and subject to the conditions set forth in this Agreement, 2,230,000 shares (the “Shares”) of Common Stock.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.           Sale and Purchase of Shares.  At the Closing, upon the terms and subject to the conditions contained in this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all right, title and interest in and to the Shares (including any and all voting rights associated therewith) for an aggregate purchase price (the “Purchase Price”) of Seven Million, Eight Hundred Five Thousand Dollars (US$7,805,000.00);

2.           Form of Payment. On the Closing Date (as defined below), (i) the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to the Seller in accordance with the Seller’s written wiring instructions and (ii) the Seller shall deliver the Shares through DWAC to the account of Purchaser, against delivery of the Purchase Price.

3.           Closing and Closing Date.  The completion of the purchase and sale of the Shares (the “Closing”) shall occur as soon as practicable after the satisfaction or waiver of all conditions or obligations of the Purchaser and the Seller on a date (the “Closing Date”) no later than November 20, 2009 and at a time no later than 8:00 P.M. (Eastern time). The Closing shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP at Park Avenue Tower, 65 East 55th Street, New York, New York 10022, on the Closing Date, or at such other place and time as the parties shall mutually agree. At the Closing, the parties shall effect the deliveries required by Section 2 above.

4.           Representations and Warranties of the Seller.  The Seller represents and warrants to the Purchaser as follows:

4.1           Ownership of Shares.  The Shares are solely owned by the Seller, validly issued, fully paid and non-assessable and are free and clear of any items and all liens, encumbrances, claims, charges and assessments and subject to no options, agreements, or restrictions with respect to transferability other than restrictions imposed by applicable state or federal securities laws.

4.2           Authorization.  The Seller has all requisite power, legal capacity and authority to enter into this Agreement and to assume and perform its obligations hereunder.  This Agreement when duly executed and delivered by the Seller will constitute a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms. There are no options, warrants or similar rights of any person to acquire any of the Shares and there are no actions, suits or proceedings, pending or threatened, involving the ownership by the Seller of the Shares. The transfer of the Shares by the Seller does not violate any agreement, governmental statute, rule or regulation by which the Seller is bound or any order, writ, judgment, injunction, decree, determination or award which has been entered against the Seller. The Seller has not engaged in a general solicitation with respect to the transfer of the Shares.

4.3           Approvals and Consents.  No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau, or instrumentality is necessary or required as to the Seller in order to constitute this Agreement as a valid, binding and enforceable obligation of the Seller in accordance with its terms. Seller makes no representation or warranty as to whether the consent or approval of the Company or its transfer agent will be required in order to effect the transfer of the Shares.

4.4           Filings.  The Seller acknowledges that it is solely responsible for making any necessary filings applicable to it under and otherwise complying with Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and other applicable law. The Seller warrants that the information provided to the Purchaser is true and correct as of the date hereof, and the Seller agrees to advise the Purchaser, prior to the execution of this Agreement, of any material change in any such information.

5.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Sellers and Broker as follows:

5.1           Authorization.  Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all requisite action by Purchaser and this Agreement, when executed and delivered by Purchaser, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2           Investment Representations. Purchaser hereby represents and warrants to each Seller as follows:

(i)           Available Information.  Purchaser acknowledges that it is familiar with, and has adequate access to information regarding, the business, management, operations, financial condition and affairs of the Company and is therefore able to evaluate the merits and risks of a purchase of the Shares and is not relying on any information provided by the Seller.

(ii)           Approvals and Consents.  The Board of Directors of the Purchaser has ratified the purchase of the Shares in accordance with the terms of this Agreement. Except as disclosed in the preceding sentence, no action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau, or instrumentality is necessary or required as to Purchaser in order to constitute this Agreement as a valid, binding and enforceable obligation of Purchaser in accordance with its terms.

(iii)           Restricted Securities.  Purchaser understands and agrees that the Shares may constitute “Control Securities” in the hands of the Seller, and when acquired by the Purchaser pursuant to the Agreement, the Shares will be restricted within the meaning of the Securities Act, and may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(iv)           Investment.  The Shares to be acquired by Purchaser will be acquired for investment purposes only for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution thereof.

(v)           Accredited Investor.  Purchaser is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Agreement, including a complete loss of Purchaser’s investment in the Shares.

(vi)      No Representation. Purchaser confirms that neither Seller nor any agent or affiliate of Seller has made any representation or warranty to Purchaser about the Company or the Shares other than those set forth in this Agreement, and that Purchaser has not relied upon any other representation or warranty, express or implied, in purchasing the Shares.

5.3           Filings.  Purchaser acknowledges that it is solely responsible for making any necessary filings applicable to it under and otherwise complying with Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and other applicable law.

Purchaser warrants that the information provided to Sellers is true and correct as of the date hereof, and Purchaser agrees to advise the Seller, prior to the execution of this Agreement, of any material change in any such information.

6.           Indemnification.  The Seller, on the one hand, and Purchaser, on the other hand, each agrees to indemnify and hold the other harmless from and against any loss, damage, liability, penalty or expense (including amounts paid in settlement and reasonable attorneys’ fees and expenses) resulting, either directly or indirectly, from any breach of the representations, warranties, covenants or agreements of such party contained in this Agreement or any other document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith; provided that in no event shall the amount for which the Seller or Purchaser shall be liable to the other, as indemnification, exceed the Purchase Price, together with the costs incurred by Purchaser or the Seller, respectively, to enforce this indemnification.

7.           General Provisions.

7.1           Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the matters covered herein and, except as specifically set forth herein, neither the Seller nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

7.2           Headings.  The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement. 7.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

7.3           Waiver.   Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

7.4           Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal courts located in the city of New York with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

7.5           Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Seller and the Purchaser and their respective successors and assigns.

7.6           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

7.7           Notices.  Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Seller:

Martin W. Mitchell
502 West 3700 North
Provo, Utah 84604

with a copy to:

Kirton & McConkie
60 E. South Temple, Suite 1800
Salt Lake City, Utah 84111
Facsimile: (801) 212-2077
Attn: Randy K. Johnson

If to Purchaser:

Oxbridge Bank & Trust SCC
Attn: Neal Griffith
Oxbridge Private Bank Inc.
Ground Floor, Building 2, Chelston Park
Collymore Rock, St. Michael, Barbados
Facsimile: (246) 435-3428

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Facsimile: (212) 451-2222
Attention: Andrew M. Freedman, Esq.

Each party shall provide notice to the other party of any change in address.

7.8           Counterparts; Signatures by Facsimile.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7.9           Expenses.  Each party hereto shall pay its own expenses incurred in the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby, including without limitation expenses for legal and accounting services.

7.10           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

SELLER:

/s/ Martin W. Mitchell
MARTIN W. MITCHELL

/s/ Virginia S. Mitchell
VIRGINIA S. MITCHELL

PURCHASER:

OXBRIDGE BANK & TRUST SCC

By:	/s/ Neal Griffith
	Name:	Neal Griffith
	Title:	Director